                                                                   EXHIBIT 23.03




                    CONSENT OF KPMG LLP, INDEPENDENT AUDITORS



The Board of Directors
Intuit Inc.:


We consent to the incorporation by reference in the Registration Statement on Form S-8 for registration of 225,000 common shares of Intuit Inc. under the Intuit Inc. Restricted Stock Purchase Agreements of our report dated January 28, 1999, relating to the statements of income, stockholders' equity, and cash flows of Rock Financial Corporation for the year ended December 31, 1998, which expresses an unqualified opinion and includes an explanatory paragraph relating to the change in method of accounting for software developed for internal use, which report appears in the July 31, 2000, Annual Report on Form 10-K of Intuit Inc., and to the reference to our firm under the heading "Experts" in the Registration Statement.


/s/ KPMG LLP

Detroit, Michigan
December 11, 2000